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                                                                    EXHIBIT 99.1

                         AMERICAN COUNTRY HOLDINGS INC.
                              SAFE HARBOR STATEMENT

         Information provided by the Company may contain certain forward-looking information, which, as defined by the Private Securities Litigation Reform Act of 1995 (the "Act"), may relate to such matters as future plans, targets and objectives, cyclical industry conditions, government and regulatory policies, the uncertainties of the reserving process and the competitive environment in which the Company operates or the assumptions relating to any of the forward-looking information. This Safe Harbor Statement is being made pursuant to the Act and with the intention of obtaining the benefits of the so-called "safe harbor" provisions of the Act. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, the following:

         * PROPERTY AND CASUALTY INSURANCE INDUSTRY. American Country's business depends on its ability to retain its current insurance customers and write new insurance business. The property and casualty insurance industry is highly competitive on the basis of both price and service. American Country faces competition from national and regional insurance carriers and innovative insurance programs put together by insurance agents and reinsurance companies. See "Business--Competition" for additional information.

         * FLUCTUATIONS IN INDUSTRY RESULTS. The financial results of property and casualty insurers historically have been subject to significant fluctuations. Profitability is affected significantly by volatile and unpredictable developments (including catastrophes), changes in loss reserves resulting from changing legal environments as different types of claims arise and judicial interpretations develop relating to the scope of insurers' liability, fluctuations in interest rates and other changes in the investment environment which affect returns on invested capital, and inflationary pressures that affect the size of losses. Further, underwriting results have been cyclical in the property and casualty insurance industry, with protracted periods of overcapacity adversely impacting premium rates, resulting in higher combined ratios, followed by periods of under capacity and escalating premium rates, resulting in lower combined ratios.

         * REGULATION. American Country is subject to governmental regulation in each of the jurisdictions in which it conducts business. Insurance regulatory agencies have broad administrative powers with respect to all aspects of an insurance company's business, including rates, policy forms, dividend payments, capital adequacy and the amount and type of investments it may have. These regulations are intended primarily to protect policyholders rather than securityholders. The insurance regulatory framework continues to be subject to scrutiny by the National Association of Insurance Commissioners, state legislatures and the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect American Country. See "Business--Regulation" and

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"Management's Discussion and Analysis of Financial Conditions and Results of
Operations-- Regulation" for additional information.

         * MARKETING. Becoming licensed as an authorized insurer and writing business in additional states is one of the foundations of American Country's growth strategy. American Country's ability to enter and write new business in these markets is contingent upon its becoming licensed by the insurance department of each jurisdiction. Each jurisdiction has its own licensing requirements and it may be difficult for American Country to obtain a license in the particular jurisdiction in which it applies. See "Business--Marketing," and "--Regulation" for additional information.

         * REINSURANCE. The majority of American Country's reinsurance is placed with a limited number of reinsurers. American Country is required to obtain reinsurance in a competitive marketplace and a contingent liability exists to the extent that American Country's reinsurers are unable to meet their contractual obligations.

         * ADEQUACY OF LOSS RESERVES. The liabilities for unpaid losses and loss adjustment expenses are estimated by management utilizing methods and procedures which they believe are reasonable. These liabilities are necessarily subject to the impact of future changes in claims severity and frequency, as well as numerous other factors. Although management believes that the estimated liabilities for losses and loss adjustment expenses are reasonable, because of the extended period of time over which such losses are reported and settled, the subsequent development of these liabilities may not conform to the assumptions inherent in their determination and, accordingly, may vary significantly from the amounts estimated by American Country.

         * RATINGS. Increased public and regulatory concerns with the financial stability of insurers have resulted in greater emphasis by policyholders upon insurance company ratings, with a resultant potential competitive advantage for carriers with higher ratings. American Country currently is rated "A-" by A.M. Best. In addition, Standard & Poor's has given American Country an Insurer Claims-Paying Ability Rating of "BBBq" (Adequate). There can be no assurance, however, that American Country will maintain its ratings; any downgrade could materially adversely affect its operations. A.M. Best's and Standard & Poor's ratings are based on an analysis of the financial condition and operations of American Country as they relate to the industry in general and are not designed for the protection of investors.


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